Exhibit 3.14

VACCINEX, INC.

CERTIFICATE OF AMENDMENT

TO SERIES B2 PREFERRED STOCK

CERTIFICATE OF DESIGNATION

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

Vaccinex, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does certify that pursuant to the authority vested in the Board of Directors of the Corporation (the “Board of Directors”) by its Certificate of Incorporation, as amended and restated, and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, said Board of Directors, by unanimous written consent, adopted the following resolutions which remain in full force and effect as of the date hereof:

RESOLVED, that pursuant to the authority vested in the Board of Directors by its Certificate of Incorporation, as amended and restated, the Board of Directors does hereby increase the number of authorized shares of Series B2 Convertible Preferred Stock, par value $0.001 per share, from 5,500,000 shares to 7,500,000 shares, having the designations, preferences and relative and other special rights, qualifications, limitations and restrictions as set forth in the Series B2 Preferred Stock Certificate of Designation dated January 19, 2007 (the “Certificate of Designation”).

RESOLVED, that Paragraph 1 of the Certificate of Designation shall hereby be amended and restated to read in its entirety as follows:

“1. Designation of Series. Seven Million Five Hundred Thousand (7,500,000) shares of the Corporation’s authorized Preferred Stock, $0.001 par value, are hereby designated as a series of Preferred Stock to be known as “Series B2 Convertible Preferred Stock” (hereinafter referred to as “Series B2 Convertible Preferred Stock”), which shall have the voting powers, limitations, rights and preferences as set forth herein. Certain capitalized terms used herein are defined in Section 11 below.”

RESOLVED, that all other paragraphs of the Certificate of Designation shall remain in full force and effect.

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IN WITNESS WHEREOF, Vaccinex Inc. has caused this Certificate to be signed by Maurice Zauderer, its President, as of this 30th day of August, 2007.

Vaccinex, Inc.

By:	/s/ Maurice Zauderer
Maurice Zauderer, President

(signature page to Amendment to Series B2 Certificate of Designation)